UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2007

Sino Gas International Holdings, Inc.
(Exact name of small business issuer as specified in its charter)

Utah	000-51364	32-0028823
(State or other jurisdiction of incorporation	(Commission file number)	(I.R.S. Employer Identification No.)

c/o Beijing Zhong Ran Wei Ye Gas Co., Ltd.
No. 18 Zhong Guan Cun Dong St.
Haidian District
Beijing, China

(Address of Principal Executive Offices)

Tel. No.: 011-86-10-82600527
(Registrant's telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|    Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

|_|    Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-2)

|_|    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

|_|    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Stock Transfer Agreement regarding Guannan Zhongyuan Natural Gas Co., Ltd.

On June 20, 2007, Beijing Zhong Ran Wei Ye Gas Co., Ltd. (“Beijing Gas”), a limited liability company organized under the laws of the People's Republic of China (the “PRC”) and a wholly-owned indirect subsidiary of Sino Gas International Holdings, Inc., a Utah corporation (the “Company”), entered into a Stock Transfer Agreement with the shareholders of Guannan Zhongyuan Natural Gas Co., Ltd., a limited liability company organized under the laws of the PRC (“Guannan”), pursuant to which Beijing Gas agreed to acquire all the capital stock of Guannan for a purchase price of 7,500,000 RMB (approximately $987,000) in cash. Guannan is a regional natural gas distributor and developer of natural gas distribution networks in China’s Jiangsu Province. Guannan’s distribution network includes 3,951 connected households, and its annual revenues from recurring gas sales are approximately $197,000. A proposed construction project in Guannan County, the area in which Guannan operates, is expected to generate approximately $249,975 and $349,850 in revenues from recurring gas sales in 2007 and 2008, respectively.

Under the agreement, Beijing Gas will pay the purchase price for the acquisition in installments. The first payment, in the amount of 2,000,000 RMB, was made on June 20, 2007. The second payment, in the amount of 5,000,000 RMB, is due within 15 business days after completion of all requisite governmental and legal procedures by the selling stockholders of Guannan. The final payment, of 500,000 RMB, is due within six months after the second payment. Title to the Guannan stock will be transferred to Beijing Gas within 20 business days after receipt by the Guannan sellers of the first payment.  Once title to the stock has been transferred, Guannan will be a wholly-owned subsidiary of Beijing Gas.

The acquisition of Guannan includes all of the assets and customer relationships of Guannan, including concession rights to be the exclusive natural gas distributor in Guannan County, Jiangsu Province, for a period of 30 years beginning June 29, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO GAS INTERNATIONAL HOLDINGS, INC.

By:	/s/ Liu Yu Chuan
Name: Liu Yu Chuan
Title: Chief Executive Officer, President & Chairman

Date: July 6, 2007